Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

[DATE OF GRANT]

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of the date first written above by and between PPG Industries, Inc. (the “Company”) and [Full Name] (the “Participant”).

The Company maintains the PPG Industries, Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Officers-Directors Compensation Committee or its designee (as applicable, the “Committee”) to receive an Award under the Plan. Capitalized terms used in this Agreement shall, unless defined elsewhere in this Agreement, have the respective meanings given to such terms in the Plan.

The Award of Restricted Stock Units shall be confirmed by a separate Grant Notice to which this Agreement is attached (the “Grant Notice”), specifying the Date of Grant of the Award, the number of Restricted Stock Units granted and the Award Goals (as defined in the Grant Notice) applicable to such Restricted Stock Units. Each Restricted Stock Unit is a bookkeeping entry representing the equivalent in value of a share of Common Stock. Such Award shall be subject to the terms and conditions of this Agreement and such Grant Notice shall be deemed incorporated by reference into this Agreement.

NOW, THEREFORE, the Company and the Participant, intending to be legally bound, agree as follows:

1.	Terms and Conditions of the Award.

A.	This Agreement sets forth the terms and conditions applicable to the Award of Restricted Stock Units confirmed in the Grant Notice. The Award of Restricted Stock Units is made under Article VII of the Plan. Unless and until the Restricted Stock Units are vested in the manner set forth in paragraph 1.F. and 2.A. hereof, the Participant shall have no right to settlement of any such Restricted Stock Units.

B.	The Committee may terminate the Award at any time on or prior to the Vesting Date (as defined in the Grant Notice) if, in its sole discretion, the Committee determines that the Participant is no longer in a position to have a substantial opportunity to influence the long-term growth of the Company.

C.

Prior to settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made and the Participant shall have no greater rights than an unsecured general creditor of the Company. Except as otherwise specifically provided in the Grant Notice or this Agreement, the Participant shall have no rights as a stockholder of the Company by virtue of any Restricted Stock Units granted under this Award unless and until such Award is determined to be vested and resulting shares of Common Stock are issued to the Participant.

D.	If the Participant’s employment with the Company terminates prior to the Vesting Date but after the first anniversary of the Date of Grant because of retirement, disability or job elimination (each as determined in the Committee’s sole discretion), the Participant shall be entitled to the same Award to which the Participant would have been entitled had the Participant’s employment continued through the Vesting Date, and such Award shall be paid as soon as practicable following the Vesting Date, subject to paragraph 2.C. hereof; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a lesser Award. In the event of the Participant’s death during his or her employment with the Company prior to the Vesting Date but after the first anniversary of the Date of Grant, the Participant’s Award shall be deemed fully vested and such Award shall be paid to the Participant’s Beneficiary as promptly as practicable following the Participant’s death (the “Accelerated Payout Date”), subject to paragraph 2.C. hereof; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a lesser Award.

E.	If the Participant’s employment with the Company terminates prior to the Vesting Date for any reason other than retirement, disability, job elimination or death, or for any reason before the first anniversary of the Date of Grant, the Participant’s Award shall be forfeited on the date of such termination; provided, however, that the Committee, in its sole discretion, may determine that the Participant will be entitled to a full or partial payout with respect to the Award, in which case the Award shall be paid as soon as practicable following the Vesting Date, subject to paragraph 2.C. hereof.

F.	The Committee shall determine the extent, if any, to which the applicable Award Goals have been attained and the extent, if any, to which the Award has been earned by the Participant. The Committee shall have the negative discretion to reduce or eliminate any payout for the Award.

G.

In the event that, during the Change in Control Period (as hereinafter defined), the Participant is subject to an Involuntary Termination (as hereinafter defined), then the Award shall become fully vested, and the payout of the Award shall be made as soon as practicable following the date of the Involuntary Termination, subject to paragraph 2.C. hereof. The Company and the Participant shall take all steps necessary (including with regard to post-termination services by the Participant) to ensure that an Involuntary Termination constitutes a “separation from service”

within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which a separation from service takes place for reasons resulting in an Involuntary Termination shall be the date of the Involuntary Termination.

If the Participant is a party to a Change in Control Employment Agreement with the Company (a “Change in Control Agreement”), “Change in Control Period” for purposes of this Agreement shall have the meaning ascribed to the term “Employment Period,” as defined in the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, the term shall mean the period commencing on the date of a Change in Control (as defined in the Plan) and ending on the earlier of the Participant’s date of Retirement and the Vesting Date. “Retirement” for purposes of this paragraph 1.G. shall mean termination of employment on or after (i) the Participant’s “normal retirement date,” as defined in the PPG Industries, Inc. Retirement Income Plan, provided such termination is voluntary, or (ii) if the Company may subject the Participant to compulsory retirement under the Age Discrimination in Employment Act (29 U.S.C. Section 621 et. seq.) (ADEA) as a “bona fide executive or a high policy maker,” the Participant’s “normal retirement date.”

“Involuntary Termination” for purposes of this Agreement shall mean, if the Participant is a party to a Change in Control Agreement, a termination of the Participant’s employment that gives rise to payments and benefits under Section 6 of the Change in Control Agreement, and if the Participant is not a party to a Change in Control Agreement, shall mean a termination by the Company for any reason other than Cause, death or Disability (as the terms are hereinafter defined). “Cause” for purposes of a Participant who is not a party to a Change in Control Agreement shall mean (i) the failure of the Participant to perform substantially the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the engaging by the Participant in illegal conduct or gross misconduct. “Disability” for purposes of this Agreement shall mean disability which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers.

2.	Payout on Account of Awards.

A.	Upon attainment of the Award Goals and satisfaction of all other applicable conditions as to the issuance of the Restricted Stock Units, and otherwise subject to this Agreement and the terms of the Plan, the Participant shall be entitled to the number of shares of Common Stock constituting the Award as determined by the Committee in accordance with paragraph 1.F. The Participant shall be entitled to receive a payout of the vested Award in the form of cash, shares of Common Stock or a combination of cash and shares, less any Tax-Related Items as defined in paragraph 7, as determined by the Committee in its sole discretion. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock as of the Payout Date (as defined below).

B.	Any shares of Common Stock issued to the Participant with respect to his or her Award shall be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange and any applicable state or foreign securities laws, and the Committee may cause a legend or legends to be endorsed on any stock certificates for such shares making appropriate references to such legal restrictions.

C.	Except as otherwise provided in this Agreement, the issuance of the shares of Common Stock in accordance with the provisions of paragraph 1 and this paragraph 2 will be delivered within 90 days following the earliest to occur of the Vesting Date, the Accelerated Payout Date or, to the extent applicable under the provisions of paragraph 1.G. hereof, the date of an Involuntary Termination following a Change in Control (the earliest of the foregoing dates, the “Payout Date”).

3.	Continuing Conditions. Notwithstanding any other provisions herein, the Participant, by execution of this Agreement, agrees and acknowledges that in return for the Award granted by the Company in this Agreement, the following continuing conditions shall apply:

A.	If at any time prior to the Vesting Date or within one (1) year after the Vesting Date the Participant engages in any activity in competition with any activity of the Company or any of its Subsidiaries, or contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (1) conduct related to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought; (2) violation of Company (or Subsidiary) Business Conduct Policies; (3) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Subsidiaries, including employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries; (4) disclosing or misusing any confidential information or material concerning the Company or any of its Subsidiaries; or (5) participating in a hostile takeover attempt, then this Award shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement, and any “Award Gain” realized by the Participant shall be paid by the Participant to the Company. “Award Gain” shall mean the cash and the Fair Market Value of the Common Stock delivered to the Participant pursuant to paragraph 2 on the date of such delivery times the number of shares so delivered.

B.	By accepting this Agreement, the Participant consents to a deduction from any amounts the Company or any of its Subsidiaries owes the Participant from time to time (including amounts owed the Participant as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company or any of its Subsidiaries), to the extent of the amounts payable to the Company by the Participant under paragraph 3.A. above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount payable by the Participant, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

C.	The Participant may be released from the Participant’s obligations under paragraphs 3.A and 3.B above only if the Committee determines, in its sole discretion, that such action is in the best interest of the Company.

4.	Award Subject to Plan Provisions. Unless otherwise expressly provided in the Grant Notice or this Agreement, the Restricted Stock Unit Award shall be subject to the provisions of the Plan, including, without limitation, Article XI. In the event of any conflict between this Agreement and either the Grant Notice or the Plan, the Grant Notice or Plan, as applicable, shall control over this Agreement.

5.	Applicable Law; Entire Agreement; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any choice of law principles. The Grant Notice, this Agreement and the Plan contain all terms and conditions with respect to the subject matter hereof.

For purposes of litigating any dispute that arises under the Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or other federal courts for the United States for the Western District of Pennsylvania, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed. The parties agree that, if suit is filed in Allegheny County courts, application will be made by one or both parties, without objection, to have the case heard in the Center for Commercial and Complex Litigation of the Court of Common Pleas of Allegheny County.

6.	Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements (including, without limitation, stock powers with respect to shares of Common Stock issued or otherwise distributed in relation to this Award) which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Grant Notice, this Agreement and the Plan.

7.

Taxes. Regardless of any action the Company and/or the Subsidiary employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the Restricted Stock Units, the conversion of the Restricted Stock Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired pursuant to the Restricted Stock Units and the receipt of any dividends or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the Tax-Related Items obligation by withholding otherwise deliverable shares of Common Stock. In addition, the Participant authorizes the Company and/or the Employer, in their sole discretion and pursuant to such procedures as the Company may specify from time to time, to withhold any Tax-Related Items by one or more of the following means: (i) withholding from the proceeds of the sale of shares of Common Stock acquired upon the vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and /or (ii) withholding from any wages or other cash compensation paid to the Participant by the Company and/or the Employer or from any equivalent cash payment received in connection with the Award. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, the Participant shall be deemed, for tax purposes only, to have been issued the full number of shares of Common Stock subject to the vested portion of the Award, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. The Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that is required to be withheld or accounted for in connection with the Restricted Stock Units that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Participant any shares of Common Stock pursuant to the Award if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.	Transfer Restrictions. This Award and the Restricted Stock Units are not transferable other than by will or the laws of descent and distribution, and may not be assigned,

hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Stock Units shall be forfeited.

9.	Capitalization Adjustments. The number of Restricted Stock Units awarded is subject to adjustment as provided in Section 11.07(a) of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

10.	Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall be issued to the Participant upon vesting of this Restricted Stock Unit Award unless the Common Stock is then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or, if such Common Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this Award, the Participant agrees not to sell any of the shares of Common Stock received under this Award at a time when the applicable laws or Company policies prohibit a sale.

11.	Award Confers No Rights to Continued Employment. Nothing contained in the Plan or this Agreement shall give the Participant the right to be retained in the employment of the Company or any Subsidiary or affect the right of any such employer to terminate the Participant’s employment.

12.	Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Code Section 409A. It is the intent that the vesting or the payout of the Restricted Stock Units set forth in this Agreement shall comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payouts provided under this Agreement are made in a manner that complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payout of Restricted Stock Units provided under this Agreement will comply with Section 409A of the Code.

15.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

PPG Industries, Inc.

/s/ C. W. Wise
By: C. W. Wise, Vice President, Human Resources

I Accept	I Do Not Accept